Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cascade Bancorp 2002 Incentive Stock Option Plan of our report dated January 10, 2003, with respect to the consolidated financial statements of Cascade Bancorp and subsidiary included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

Portland, Oregon

March 13, 2003